Exhibit 10.1

PNM RESOURCES, INC.
DIRECTOR DEFERRED RESTRICTED
STOCK RIGHTS PROGRAM
This PNM Resources, Inc. Director Deferred Restricted Stock Rights Program (the “Program”) is adopted by the Board of Directors (the “Board”) of PNM Resources, Inc. (the “Company”) pursuant to the PNM Resources, Inc. 2014 Performance Equity Plan (the “Plan”). The Program is effective as of December 1, 2017.
1.Background. Nonemployee Directors are compensated for their services, in part, by the receipt of Restricted Stock Rights. Unless the Board determines otherwise, the Grant Date for the Restricted Stock Rights made to Nonemployee Directors is the Annual Meeting Date. Currently, Restricted Stock Rights granted to Nonemployee Directors vest on the first anniversary of the Grant Date and payment in the form of Company Stock is made for these Restricted Stock Rights following vesting. Tax is due when the payment is made.
The purpose of the Program is to allow Nonemployee Directors to defer receipt of payment (and taxation) of Restricted Stock Rights granted under the Plan as described below. This Program applies only to grants of Restricted Stock Rights made on and after May 2018. All Nonemployee Directors are eligible to participate in the Program. If a Nonemployee Director chooses to not participate in the Program, the Restricted Stock Rights will be paid to the Nonemployee Director at such time as determined by the Board, which is currently following vesting.
2.Deferral of Restricted Stock Rights. Pursuant to the Program, a Nonemployee Director may make an annual election to defer receipt of payment for vested Restricted Stock Rights to a future date selected by the Nonemployee Director. The election to defer the payment is made by filing a signed election form (that will be provided by the Company) by December 31 of the calendar year prior to the year for which the election relates. The election will become irrevocable as of the relevant December 31. The election will only be effective for the calendar year to which it relates. A new election will be required if the Nonemployee Director wants to participate in the Program in any later calendar year.
For the calendar year in which an individual first becomes a Nonemployee Director, he or she may elect to defer receipt of his or her Restricted Stock Rights by filing a signed election form provided by the Company prior to the first day on which he or she becomes a Nonemployee Director. The election form shall be conditional on his or her actually becoming a Nonemployee Director and it shall become irrevocable on the day prior to the first day on which the Nonemployee Director becomes a member of the Board.
3.Payment for Restricted Stock Rights. As in the past, payment of Restricted Stock Rights will be in the form of Company Stock. If a Director chooses to participate in this Program, a Director may elect among three payment timing alternatives:

•
A Director may elect to have the payment made in May of a year specified by the Nonemployee Director. In no event may the payment be made later than the fifth anniversary of the Nonemployee Director’s Termination of Service as a Nonemployee Director.

•	Alternatively, a Director may elect to have the payment made within sixty (60) days following the Director’s Termination of Service as a Nonemployee Director.

•
As a third alternative, a Director may elect to have the payment made on a specified anniversary (not to exceed the fifth anniversary) of the Nonemployee Director’s Termination of Service as a Nonemployee Director.

If a Nonemployee Director elects to participate in the Program, but fails to make an election as to the time of payment of the Director’s Restricted Stock Rights, such payment will be made within sixty (60) days following the Director’s Termination of Service as a Nonemployee Director. If the Nonemployee Director dies prior to receiving all of the Nonemployee Director’s Restricted Stock Rights under the Program, the Director’s remaining Restricted Stock Rights will be paid within ninety (90) days following the Nonemployee Director’s death to the Director’s beneficiary as described in Section 12.2 of the Plan. If the Company is in a blackout period at the time a payment would otherwise be made, payment of the Restricted Stock Rights will be delayed until a later date after the blackout period ends. This date is the “Payment Date.”
4.No Dividend Equivalents. A Nonemployee Director who elects to defer payment of his or her vested Restricted Stock Rights will not be entitled to receive payment equal to the amount of dividends, if any, that he or she would have received if he or she had directly owned the Stock to which the vested Restricted Stock Rights relate from the date of vesting to the Payment Date.
5.Amendment and Termination. The Board reserves the right to modify, amend or terminate this Program at any time and from time to time. Any such amendment, modification or termination, however, shall be subject to the requirements of Article 15 of the Plan, to the extent that it is applicable.
6.Definitions. When a word or phrase appears in this Program document with the initial letter capitalized and the word or phrase does not begin a sentence, the word or phrase shall generally be given the meaning ascribed to it in the Plan, unless a clearly different meaning is required by the context in which the word or phrase is used or a different meaning is specifically provided in this Program document.
7.Compliance with the Plan. This Program at all times will be subject to the terms and conditions of the Plan and any related Award Document. The terms and provisions of the Plan and any related Award Document, as amended from time to time, are hereby incorporated herein by reference. The Board shall have the sole and complete discretion with respect to the interpretation of the Program. The Board and/or the Compensation and Human Resources Committee shall have the sole and complete discretion with respect to the interpretation of the Plan. The decisions of the majority of the Board shall be final and binding upon a Nonemployee Director and the Company. In the event of any conflict between the terms and conditions of the Program and the Plan, the provisions of the Plan shall control.
8.Section 409A Compliance. This Program shall be administered in accordance with the requirements of the Plan, including Section 18.3. This Program is intended to be administered in compliance with Section 409A of the Code and each provision of the Program shall be interpreted, to the extent possible, to comply with Section 409A of the Code.